EXHIBIT 99.1

UTMD Reports Financial Performance for Third Quarter and Nine Months of Year 2020

Contact: Crystal Rios (801) 566-1200October 27, 2020

Salt Lake City, Utah – For the third calendar quarter (3Q) and first nine months (9M) of 2020, Utah Medical Products, Inc. (Nasdaq: UTMD) reports financial results described by CEO Kevin Cornwell as follows,

“As stockholders know, the desire to preserve capacity for treating patients with COVID-19 led to suspending many hospital medical procedures.  As a result, UTMD began to experience lower demand for its specialty medical devices in March during 1Q 2020.  As the largest segment of UTMD’s revenues in recent years has been in gynecology procedures deemed “nonessential” such as tubal ligation and loop excision of the transformation zone, UTMD sales dropped precipitously in 2Q 2020.

My view is that comparisons of 3Q and 9M 2020 results with the same periods in the prior year represent the magnitude of a revenue hole that UTMD fell into caused by COVID-19 management policies, not a fundamental trend. The trend which may be of more interest and cause for optimism is a comparison of successive quarterly revenues during 2020.  In this report, in addition to comparing with the prior year’s same time periods, which identify the “COVID-19 hole”, UTMD also presents 2020 successive quarterly sales by channel and product group.  In summary, 3Q 2020 U.S. domestic sales substantially recovered from 2Q 2020.  Although sales outside the U.S. (OUS) have been slower to recover, they nevertheless were significantly higher in 3Q 2020 than in the dismal 2Q 2020. Unless governments again restrict medical care, we see the recovery trend continuing to be positive, so that 4Q 2020 is likely to be UTMD’s best revenue quarter of the year.”

Currencies in this release are denoted as $ or USD = U.S. Dollars; AUD = Australia Dollars; £ or GBP = UK Pound Sterling; C$ or CAD = Canadian Dollars; and € or EUR = Euros. Currency amounts throughout this report are in thousands, except per share amounts and where noted.

Summary of Financial Results

UTMD management believes that the presentation of sequential 2020 quarterly results provides meaningful supplemental information to both management and investors.  Keeping in mind that results for any given three month period in comparison with a previous three month period may not be indicative of comparative results for the year as a whole, the following table shows the percent changes in 2020 quarterly results compared to the same periods of time in 2019:

Revenues [USD denominated]	1Q	2Q	3Q	9M
U.S. domestic (excluding OEM)	+ 14.5%	(29.1%)	(8.0%)	( 9.2%)
Canada domestic	(21.7%)	(62.9%)	( 5.6%)	(32.0%)
Ireland domestic	(26.2%)	(48.6%)	(18.1%)	(30.9%)
UK domestic	(11.2%)	(72.8%)	(34.4%)	(38.7%)
France domestic	(11.8%)	(72.1%)	(12.3%)	(32.6%)
Australia domestic	( 8.6%)	(43.0%)	(13.6%)	(22.0%)
Subtotal, Direct to End User:	+ 4.2%	(39.1%)	(11.1%)	(16.3%)
All Other OUS (Sales to Int’l Distributors)	( 5.2%)	( 4.5%)	(34.7%)	(15.6%)
U.S. OEM Sales	+ 0.7%	+ 9.5%	( 8.9%)	( 0.6%)
Worldwide Revenues	+ 1.6%	(25.8%)	(16.1%)	(14.0%)

UTMD subsidiary direct domestic sales in Canada, Ireland, the United Kingdom, France and Australia are invoiced in foreign currencies. Foreign currency exchange (FX) rates for income statement purposes are transaction-weighted averages. The average rates from the applicable foreign currency to USD during 3Q 2020 and 9M 2020 compared to the same periods in 2019 follow:

	3Q 20	3Q 19	Change	9M 20	9M 19	Change
GBP	1.295	1.233	+ 5.0%	1.279	1.273	+ 0.5%
EUR	1.173	1.108	+ 5.8%	1.128	1.123	+ 0.4%
AUD	0.714	0.687	+ 4.0%	0.677	0.700	( 3.3%)
CAD	0.751	0.758	( 0.8%)	0.745	0.752	( 1.0%)

Although the volatility of  FX rates for OUS sales when consolidated in USD terms continues to impact period-to-period relative financial results because of UTMD’s significant percentage of foreign currency sales, the FX rate impact in 9M 2020 was less significant than in the recent past. Except for the CAD FX rate which had not changed as significantly as other currencies, a healthy 3Q 2020 decline in the USD offset its strengthening during the first half of the year. Foreign currency revenues in 3Q 2020 were increased by $85 as a result of a weaker USD compared to 3Q 2019.  In contrast, the difference in period-to-period FX rates reduced revenues by $36 in 9M 2020.  Foreign currency sales as a percentage of total sales were 21.0% of total sales in 3Q 2020 and 22.0% of total sales in 9M 2020.  UTMD’s 3Q 2019 and 9M 2019 revenues invoiced in foreign currencies represented 23.6% and 27.2% of total consolidated USD sales respectively.

Other factors that affected period-to-period revenue comparisons included

1)International distributors’ quarter-to-quarter orders fluctuate more than domestic end user orders.

2)1Q 2019 was a partial quarter of U.S. domestic Filshie Clip System (Filshie device) sales, as the UTMD acquisition of the Cooper Surgical Inc (CSI) exclusive Filshie device distribution rights took effect February 1, 2019.

UTMD profit margins in 3Q 2020 and 9M 2020 compared to 3Q 2019 and 9M 2019 follow:

	3Q 2020 (Jul – Sep)	3Q 2019 (Jul – Sep)	9M 2020 (Jan – Sep)	9M 2019 (Jan – Sep)
Gross Profit Margin (gross profits/ sales):	62.0%	59.1%	60.6%	61.7%
Operating Income Margin (operating profits/ sales):	34.2%	35.0%	31.3%	36.9%
Net Income Margin (profit after taxes/ sales):	28.0%	29.7%	25.2%	29.6%

For the following income statement categories, the above profit margins together with changes in revenues translated into sequential 2020 quarterly percentage changes compared to the same periods in 2019:

Consolidated Income Statement	1Q	2Q	3Q	9M
Worldwide Revenues	+ 1.6%	(25.8%)	(16.1%)	(14.0%)
Gross Profit	+ 0.9%	(34.0%)	(12.0%)	(15.6%)
Operating Income	( 5.8%)	(55.9%)	(17.9%)	(27.2%)
Earnings Before Income Tax	( 3.6%)	(56.7%)	(19.3%)	(27.4%)
Net Income	-	(62.8%)	(20.8%)	(28.8%)
Earnings Per Share	-	(62.0%)	(19.0%)	(27.6%)

In the following income statement summary, please refer to the right two columns in the table just above for a comparison of 3Q 2020 and 9M 2020 income statement results with the same periods in 2019.  More detail is provided later in this report.

Gross Profit in 3Q 2020 declined less than the sales decline primarily as a result of sales mix. The 9M 2020 gross profit margin (GPM), gross profit divided by sales, was lower than in 9M 2019 despite the better 3Q GPM because 14% lower sales during 9M 2020 absorbed marginally less of UTMD’s fixed critical mass of manufacturing overhead. Because UTMD believes that the lower sales are transitory, knows it can remain very profitable even at the lower sales levels experienced during the pandemic and has a significant cash reserve relative to operational needs, management will not cut important resources and sacrifice future capabilities just to maintain short term profit margins.

Operating Income declined more than gross profit in both 3Q 2020 and 9M 2020 because UTMD’s non-cash identifiable intangible asset (IIA) amortization expense included in operating expenses was 15.5% of sales in 3Q 2020 compared to 12.8% of sales in 3Q 2019, and 16.0% in 9M 2020 compared to 12.7% in 9M 2019.  This was due not only to the lower sales in 2020 (less absorption of a fixed expense) but also the GBP FX rate difference in the 3Q and the timing of beginning the CSI IIA amortization in 2019.

Earnings before tax (EBT) declined more than operating income simply because UTMD did not receive interest on its cash balances in 2020 like it did in 2019, although average cash balances were about 20% higher during 9M 2020.  Net Income declined slightly more than EBT as a result of the sovereignty mix of taxable profits in 2020 compared to 2019.  The lowest tax regimes of Ireland and the UK had the greatest declines in EBT. Finally, Earnings Per Share (EPS) declined less than net income as a result of the benefit of share repurchases in 2020.

UTMD’s FX rates for balance sheet purposes are the applicable rates at the end of each reporting period. The FX rates from the applicable foreign currency to USD for assets and liabilities at the end of September 2020 and the end of September 2019 follow:

	Sep 30, 2020	Sep 30, 2019	Change
GBP	1.292	1.230	+ 5.0%
EUR	1.172	1.091	+ 7.5%
AUD	0.716	0.675	+ 6.1%
CAD	0.751	0.755	( 0.6%)

UTMD’s September 30, 2020 Balance Sheet remained strong with an absence of debt. During 2020, inventories declined $0.6 million despite much lower sales, which is an indication of good manufacturing planning and control. Due to the increase in value of the GBP, EUR and AUD noted above, despite depreciation of fixed assets, the USD net book value of fixed assets in the UK, Ireland and Australia increased $0.6 million as of September 30, 2020 from September 30, 2019. Over the one year period of time, the intangible asset balance declined $5.5 million, about 12%.  Ending cash and investments were $46.3 million on September 30, 2020 compared to $42.8 million on December 31, 2019, after paying $3.1 million in cash dividends to stockholders and repurchasing $7.0 million in UTMD stock during 9M 2020. After reducing stockholders’ equity a combined $10.1 million in 9M 2020 stockholder dividends and share repurchases, September 30, 2020 stockholders’ equity was down only $2.7 million from December 31, 2019.

Sales

Total consolidated 3Q 2020 UTMD sales were $2,016 (16.1%) lower than in 3Q 2019. Constant currency sales were $2,101 (16.8%) lower. Total consolidated 9M 2020 UTMD sales were $4,905 (14.0%) lower than in 9M 2019. Constant currency sales in 9M 2020 were $4,869 (13.9%) lower than in 9M 2019.

In 3Q 2020 compared to 3Q 2019, U.S. domestic sales were 8% lower and OUS sales were 28% lower. In 9M 2020 compared to 9M 2019, U.S. domestic sales were 7% lower and OUS sales were 23% lower.

Domestic sales in 3Q 2020 were $6,950 compared to $7,575 in 3Q 2019.  Domestic sales in 9M 2020 were $18,906 compared to $20,366 in 9M 2019.  The components of domestic sales include 1) “direct sales” of UTMD’s medical devices to user facilities (and med/surg stocking distributors for hospitals), excluding Filshie Clip System (“Filshie device”) sales, 2) “OEM sales” of components and other products manufactured by UTMD for other medical device and non-medical device companies, and 3) Filshie device sales direct to U.S. medical facilities starting in February 2019.  Domestic direct sales in 3Q 2020 excluding Filshie devices, representing 50% of total domestic sales, were $178 (5%) lower than in 3Q 2019.  Domestic direct sales in 9M 2020 excluding Filshie devices, representing 51% of total domestic sales, were $1,078 (10%) lower than in 9M 2019. OEM sales in 3Q 2020, representing 25% of total domestic sales, were $172 (9%) lower than in 3Q 2019. OEM sales in 9M 2020, also representing 25% of total domestic sales, were $27 (1%) lower than in 9M 2019. Filshie device sales direct to U.S. domestic end-user facilities were $275 (14%) lower in 3Q 2020 compared to sales in 3Q 2019.  Filshie device sales direct to U.S. domestic end-user facilities were $355 (7%) lower in 9M 2020 compared to Filshie device sales in 9M 2019.  Because Filshie device sales are a significant portion of UTMD’s domestic business and a UTMD device most affected by the COVID-19 pandemic, management believes the following table might help to see the overall 2020 pandemic impact and recovery trend:

Filshie device sequential quarterly USD direct sales in the U.S.

Year	1Q	2Q	3Q	9M
2020	1,689	1,135	1,733	4,557
2019	925	1,979	2,008	4,912

OUS sales in 3Q 2020 were $3,528 compared to $4,919 in 3Q 2019.  OUS sales in 9M 2020 were $11,262 compared to $14,707 in 9M 2019.

OUS sales invoiced in GBP, EUR, AUD and CAD currencies were $85 higher in 3Q 2020 and $36 lower in 9M 2020 as a result of changes in FX rates. Foreign currency OUS sales in 3Q 2020 were $2,205, which was 62% of all OUS sales and 21% of total consolidated sales.  In comparison, foreign currency OUS sales in 3Q 2019 were $2,944, which was 60% of all OUS sales and 24% of total consolidated sales.

The foreign currency OUS sales in 9M 2020 were $6,653, which was 59% of all OUS sales and 22% of total consolidated sales.  In comparison, foreign currency OUS sales in 9M 2019 were $9,534, which was 65% of all OUS sales and 27% of total consolidated sales. Because Filshie device sales are also a significant portion of UTMD’s OUS business and an implanted device most affected by the COVID-19 pandemic, management believes the following table might help to see the overall 2020 pandemic impact and recovery trend:

Filshie device sequential quarterly USD-denominated sales OUS:

Year	1Q	2Q	3Q	9M
Direct 2020	1,798	681	1,426	3,905
2019	2,135	2,036	1,810	5,981
Distributor 2020	318	323	133	774
2019	494	487	437	1,418
Total OUS 2020	2,117	1,003	1,559	4,679
2019	2,630	2,523	2,246	7,399

OUS Filshie sales obviously took a deeper hit from the pandemic than in the U.S.

UTMD segments sales into the following general product categories:  gynecology/ electrosurgery, labor & delivery, neonatal, and miscellaneous including blood pressure monitoring kits and accessories as well as related OEM products.

In 3Q 2020 compared to 3Q 2019, worldwide gynecology/ electrosurgery device sales were down 21%, worldwide labor & delivery device sales were essentially the same, worldwide neonatal device sales were down 6% and worldwide blood pressure monitoring and related OEM product sales were down 18%. Devices in the gynecology/ electrosurgery category were mostly classified as “nonessential” during the pandemic.  In the blood pressure monitoring category, UTMD’s largest OUS distributor took a double quarterly shipment in 3Q 2019.

In 9M 2020 compared to 9M 2019, worldwide gynecology/ electrosurgery device sales were down 22%, worldwide labor & delivery device sales were down 13%, worldwide neonatal device sales were down 2% and worldwide blood pressure monitoring and related OEM product sales were down 3%.

Gross Profit

Gross Profit results from subtracting the costs of manufacturing and shipping products to customers from revenues.  Gross Profit was $883 (12.0%) lower in 3Q 2020 than in 3Q 2019, and $3,369 (15.6%) lower in 9M 2020 than in 9M 2019.  UTMD’s 3Q 2020 GPM improved to 62.0% compared to 59.1% in 3Q 2019 so that the decline in 3Q Gross Profit was not as significant as the 3Q decline in sales. Sales to international distributors are at lower prices for the same devices because the distributor incurs direct marketing expenses instead of UTMD.  Sales to international distributors were only 18% of total sales in 3Q 2020 compared to 23% in 3Q 2019. The 3Q 2019 GPM was also exceptionally low because of a “double” shipment of blood pressure monitoring kits to UTMD’s China distributor. For 9M 2020 compared to 9M 2019, Gross Profit declined slightly more than the sales decline as a result of UTMD not cutting critical manufacturing overhead resources, and providing special incentives in 2Q 2020 for employees to come to work. Nevertheless, the 60.6% GPM for the 2020 year to date has met management’s long term objective.

Operating Income

Operating Income results from subtracting Operating Expenses from Gross Profit. Operating Expenses, comprised of general and administrative (G&A) expenses, sales and marketing (S&M) expenses and product development (R&D) expenses, were 27.8% of sales in 3Q 2020 compared to 24.1% of sales in 3Q 2019.  Operating Expenses were 29.4% of sales in 9M 2020 compared to 24.8% of sales in 9M 2019. Although the operating expense percentage of sales increased due to the 2020 short term pandemic reduction in sales, management continued to tightly manage operating expenses without sacrificing resources needed for longer term growth.

Summary comparison of (USD) consolidated operating expenses:

	3Q 2020	3Q 2019	9M 2020	9M 2019
S&M Expense	$ 352	$ 421	$ 1,195	$ 1,304
R&D Expense	125	130	375	357
G&A Expense	2,432	2,457	7,285	7,037
Total Operating Expenses:	$ 2,909	$ 3,008	$ 8,855	$ 8,698

Lower S&M expenses were due primarily to the lack of trade show expenses during the pandemic. S&M expenses were 3.4% of sales in both 3Q 2020 and 3Q 2019. S&M expenses were 4.0% of sales in 9M 2020 compared to 3.7% of sales in 9M 2019.

R&D expenses were consistent with the prior year’s same periods of time, varying only by specific project expenses. R&D expenses were 1.2% of sales in 3Q 2020 compared to 1.0% of sales in 3Q 2019. R&D expenses in 9M 2019 were also 1.2% of sales compared to 1.0% of sales in 9M 2019.

The higher G&A expense in 9M 2020 was due to amortization expense of the CSI IIA for a full quarter in 1Q 2020 compared to a partial quarter in 1Q 2019.  Consolidated G&A expenses were 23.2% of sales in 3Q 2020 compared to 19.7% of sales in 3Q 2019. Consolidated G&A expenses were 24.1% of sales in

9M 2020 compared to 20.1% of sales in 9M 2019.  G&A expenses included non-cash expense from the amortization of IIA resulting from the March 2011 Femcare Group Ltd (UK) acquisition and the amortization of IIA from the purchase of the CSI U.S. exclusive Filshie devices distribution rights effective in February 2019.

The initial amount of IIA for the 2011 Femcare UK purchase was £23,998.  After 9.5 years of amortization, the IIA balance is £8,686.  For both years of 2020 and 2019, the amortization expense rate was a constant £399 per calendar quarter. The USD amortization expense amount in each period, however, varied according to the USD/GBP FX rate.

The initial amount of IIA for the 2019 acquisition of 4.75 years’ remaining exclusive U.S. Filshie device distribution rights from CSI was $21,000.  The straight-line amortization of this IIA is $1,105/ calendar quarter over the remaining 4.75 years of the prior distribution agreement. After 20 months of amortization, the CSI IIA balance as of September 30, 2020 is $13,632.  The difference in 9M CSI IIA amortization expense is due to the start of the amortization in February 2019, i.e. 9 months of expense in 2020 through September versus 8 months in 2019.

Because the IIA amortization expenses represent a significant portion of UTMD’s G&A expenses, UTMD provides the following table that separates the IIA amortization expenses from all other G&A expenses:

	3Q 2020	3Q 2019	9M 2020	9M 2019
IIA amortization expense	$ 1,621	$ 1,597	$ 4,839	$ 4,471
All other G&A expense	811	860	2,445	2,566
Total G&A Expenses:	$ 2,432	$ 2,457	$ 7,284	$ 7,037

Percent of Sales:	3Q 2020	3Q 2019	9M 2020	9M 2019
IIA amortization expense	15.5%	12.8%	16.0%	12.8%
All other G&A expense	7.7%	6.9%	8.1%	7.3%
Total G&A Expenses:	23.2%	19.7%	24.1%	20.1%

Eventually, when the two Filshie-related IIA balances are fully amortized, stockholders can look forward to a substantial increase in EBT. The Femcare acquisition IIA amortization expense has 5.5 more years to run at about $516 per quarter using the same 1.295 USD/GBP FX rate as in 3Q 2020.  The CSI IIA amortization expense has 3.1 more years to run at $1,105 per quarter.  Stockholders will appreciate that, although cash flow will not be affected, annualized reported EPS will increase $.90 after another 3.1 years, based on current shares outstanding and if current U.S. and Utah income tax rates remain the same. Similarly, after another 5.5 years annualized EPS would be $1.36 higher based on current shares outstanding and unchanged income tax rates.

Other G&A expenses were lower in both periods primarily because UTMD’s CEO has taken 50% salary in 2020 compared to 2019, and 2020 management bonuses based on the projected 2020 annual EBT have been accrued at a lower rate than in 2019.

In summary, Operating Income in 3Q 2020 was $3,588 (34.2% of sales) compared to $4,371 (35.0% of sales) in 3Q 2019.  Operating Income in 9M 2020 was $9,428 (31.3% of sales) compared to $12,954 (36.9% of sales) in 9M 2019.  Lower gross profits in 2020 were leveraged down further by higher IIA amortization expense absorbed by fewer sales. In any event, the operating income margins achieved in 2020 were excellent compared to industry peers.

Income Before Tax (EBT)

EBT results from subtracting net non-operating expense or adding net non-operating income from or to, as applicable, Operating Income. Consolidated 3Q 2020 EBT was $3,588 (34.2% of sales) compared to

$4,448 (35.6% of sales) in 3Q 2019. Consolidated 9M 2020 EBT was $9,553 (31.7% of sales) compared to $13,150 (37.5% of sales) in 9M 2019.

For UTMD, non-operating expenses include bank fees, losses from remeasuring the value of EUR cash bank balances in the UK, and GBP cash balances in Ireland, in USD terms, and losses from the disposition of fixed assets.  Non-operating income includes income from rent of underutilized property; investment income; gains from remeasuring the value of EUR or GBP bank balances, as applicable; and gains from the disposition of fixed assets. Net non-operating income results from subtracting non-operating expenses from gross non-operating income.  UTMD’s net non-operating income in 3Q 2020 was less than $1 compared to $76 in 3Q 2019.  Net non-operating income in 9M 2020 was $126 compared to $196 in 9M 2019.

The EBT of Utah Medical Products, Inc. in the U.S. was $6,469 in 9M 2020 compared to $8,674 in 9M 2019. The EBT of Utah Medical Products, Ltd (Ireland) was EUR 2,393 in 9M 2020 compared to EUR 2,157 in 9M 2019. The EBT of Femcare Group Ltd (Femcare Ltd., UK and Femcare Australia Pty Ltd) was GBP (297) in 9M 2020 compared to GBP 1,449 in 9M 2019. The 9M 2020 EBT of Utah Medical Products Canada, Inc. (dba Femcare Canada) was CAD 565 in 9M 2019 compared to CAD 926 in 9M 2019.  The EBT of UTMD’s manufacturing subsidiaries varies as a result of intercompany shipments which are eliminated in the consolidation of results.

EBITDA is a non-US GAAP metric that UTMD management believes is of interest to investors because it provides meaningful supplemental information to both management and investors that represents profitability performance without factoring in effects of financing, accounting decisions regarding non-cash expenses, capital expenditures or tax environments. Although the U.S. Securities and Exchange Commission advises that EBITDA is a non-GAAP metric, UTMD’s non-US GAAP EBITDA is the sum of the following elements in the table below, each of which is a US GAAP number:

	3Q 2020	3Q 2019	9M 2020	9M 2019
EBT	$ 3,588	$ 4,448	$ 9,553	$13,150
Depreciation Expense	160	171	495	526
Femcare IIA Amortization Expense	516	492	1,523	1,524
CSI IIA Amortization Expense	1,105	1,105	3,316	2,947
Other Non-Cash Amortization Expense	13	13	37	41
Stock Option Compensation Expense	49	29	121	85
Remeasured Foreign Currency Balances	2	(3)	(41)	44
UTMD non-US GAAP EBITDA:	$ 5,433	$ 6,255	$15,004	$18,317
Period to Period Change:	(13.2%)		(18.1%)

In summary, UTMD’s 3Q 2020 non-US GAAP EBITDA declined 13.2% compared to a 19.3% decline in EBT, and 9M 2020 non-US GAAP EBITDA declined 18.1% compared to a 27.4% decline in EBT. Management believes that the non-US GAAP EBITDA decline is more indicative of the COVID-19 negative impact on UTMD’s 2020 operating results than the change represented by EBT.

Net Income

Net Income in 3Q 2020 was $2,933 (28.0% of sales) compared to $3,705 (29.7% of sales) in 3Q 2019. The average consolidated income tax provision (as a % of EBT) in 3Q 2020 was 18.3% compared to 16.7% in 3Q 2019.

Net Income in 9M 2020 was $7,386 (24.5% of sales) compared to Net Income of $10,369 (29.6% of sales) in 9M 2019.  Net Income in 9M 2020 included a 2Q 2020 unfavorable $225 tax provision increase for a future UK income tax increase on non-deductible IIA amortization expense over the next six years.

The average consolidated income tax provisions (as a % of EBT) in 9M 2020 and 9M 2019 were 22.7% and 21.1%, respectively.

Earnings per share (EPS)

Diluted EPS in 3Q 2020 were $.803 compared to $.991 in 3Q 2019.  Diluted EPS in 9M 2020 were $2.008 compared to $2.774 in 9M 2019.  According to U.S. GAAP, the UK tax law change in 2Q 2020 which increased UTMD’s deferred tax liability, to be amortized over the next six years, was recognized as an income tax provision increase in the 2Q 2020 income statement. Without the 2Q 2020 $225 tax provision adjustment, 9M 2020 EPS were $2.069.

Diluted shares were 3,653,500 in 3Q 2020 compared to 3,737,335 in 3Q 2019, and 3,678,210 in 9M 2020 compared to 3,738,056 in 9M 2019.  The lower diluted shares in 9M 2020 were the combined result of 80,000 shares repurchased in 1Q 2020, 7,000 shares repurchased in 3Q 2020, 5,614 employee option exercises in 9M 2020 and an employee option award of 26,300 shares in March 2020.

Outstanding shares at the end of 3Q 2020 were 3,640,371 compared to 3,721,757 at the end of calendar year 2019. The difference was due to employee option exercises of 5,614 during 9M 2020 offset by 87,000 shares repurchased in the open market. Outstanding shares were 3,720,344 one year ago at the end of 3Q 2019. The number of shares used for calculating diluted EPS was higher than ending shares because of a time-weighted calculation of average outstanding shares plus dilution from unexercised employee and director options.  The total number of outstanding unexercised employee and outside director options at September 30, 2020 was 71,700 at an average exercise price of $65.80, including shares awarded but not yet vested.  This compares to 51,690 unexercised option shares at the end of 2019 at an average exercise price of $58.50/ share, including shares awarded but not yet vested.

The number of shares added as a dilution factor in 3Q 2020 was 11,130 compared to 17,588 in 3Q 2019. The number of shares added as a dilution factor in 9M 2020 was 14,514 compared to 16,435 in 9M 2019. In March 2020, 26,300 option shares were awarded to 48 employees at an exercise price of $77.05 per share. No options were awarded in 2019.  UTMD paid $1,020 ($0.280/share) in dividends to stockholders in 3Q 2020 compared to $1,028 ($0.275/ share) paid in 3Q 2019. Dividends paid to stockholders during 3Q 2020 were 35% of 3Q 2020 Net Income.  UTMD paid $3,097 ($0.280/share) in dividends to stockholders in 9M 2020 compared to $3,083 ($0.275/ share) paid in 9M 2019. Dividends paid to stockholders during 9M 2020 were 41% of 9M 2020 Net Income.

In March 2020, UTMD repurchased 80,000 of its shares in the open market at $80.32/ share. In September 2020, UTMD repurchased 7,000 of its shares in the open market at $78.67/ share.  The total 87,000 shares repurchased in 9M 2020 were at an average price of $80.19/ share.  In May 2019, UTMD repurchased 5,000 shares at $79.52/ share. No other shares were repurchased in 2019. The Company retains the strong desire and financial ability for repurchasing its shares at a price it believes is attractive for remaining stockholders, preferably shares from institutional investors who blindly follow proxy advisory firm bureaucratic recommendations which don’t care about performance or support management. UTMD’s closing share price at the end of 3Q 2020 was $79.87, down 26% from the $107.90 closing price at the end of 2019.  The closing share price at the end of 3Q 2019 was $95.84.

Balance Sheet.

At September 30, 2020 compared to the end of 2019, UTMD cash and investments increased $3.5 million to $46.3 million after using $3.1 million cash for dividends to stockholders and $7.0 million cash to repurchase 87,000 UTMD shares. At September 30, 2020, working capital was $53.6 million compared to $51.4 million at the end of 2019.  Net Intangible Assets were 36.2% of total consolidated assets on September 30, 2020 compared to 40.2% on December 31, 2019.  Even with much lower demand as a result of the COVID-19 pandemic, UTMD was able to reduce inventories $0.6 million at September 30, 2020 from December 31, 2019.  Consolidated Accounts Receivable (net of allowances) declined $0.5 million at September 30, 2020 compared to December 31, 2019.  UTMD was able to maintain the aging of trade receivables at the end of 3Q 2020 at 36 days, the same as at the end of 2019, despite increased financial stress of hospitals and international distributors during the pandemic.

Stockholders’ Equity at September 30, 2020 declined only $2.7 million from the end of 2019 despite a $10.1 million reduction from $3.1 million in cash dividends and $7.0 million in stock repurchases.

Financial ratios as of September 30, 2020 which may be of interest to stockholders follow:

1)Current Ratio = 15.8

2)Days in Trade Receivables (based on 3Q 2020 sales activity) = 36

3)Average Inventory Turns (based on 3Q 2020 CGS and average inventories) = 2.5

4)2020 YTD ROE (before dividends) = 10%

Investors are cautioned that this press release contains forward-looking statements and that actual events may differ from those projected.  Risk factors that could cause results to differ materially from those projected include global economic conditions, market acceptance of products, regulatory approvals of products, regulatory intervention in current operations, government intervention in healthcare in general, tax reforms, the Company’s ability to efficiently manufacture, market and sell products, cybersecurity and foreign currency exchange rates, among other factors that have been and will be outlined in UTMD’s public disclosure filings with the SEC.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in over one hundred countries around the world as the standard for obtaining optimal long term outcomes for their patients.  For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, Third Quarter (3 months ended September 30)

(in thousands except earnings per share):

	3Q 2020	3Q 2019	Percent Change
Net Sales	$ 10,479	$ 12,494	(16.1%)
Gross Profit	6,497	7,379	(12.0%)
Operating Income	3,588	4,371	(17.9%)
Income Before Tax	3,588	4,448	(19.3%)
Net Income	2,933	3,705	(20.8%)
Diluted EPS	$ .803	$ .991	(19.0%)
Shares Outstanding (diluted)	3,654	3,737

INCOME STATEMENT, Three Quarters (9 months ended September 30)

(in thousands except earnings per share):

	9M 2020	9M 2019	Percent Change
Net Sales	$ 30,168	$ 35,073	(14.0%)
Gross Profit	18,283	21,652	(15.6%)
Operating Income	9,428	12,954	(27.2%)
Income Before Tax	9,553	13,150	(27.4%)
Net Income	7,386	10,369	(28.8%)
Diluted EPS	$ 2.008	$ 2.774	(27.6%)
Shares Outstanding (diluted)	3,678	3,738

BALANCE SHEET

(in thousands)	(unaudited) SEP 30, 2020	(unaudited) JUN 30, 2020	(audited) DEC 31, 2019	(unaudited) SEP 30, 2019
Assets
Cash & Investments	$46,294	$42,352	$42,787	$37,393
Accounts & Other Receivables, Net	4,277	3,792	4,742	5,067
Inventories	6,304	6,580	6,913	6,711
Other Current Assets	385	393	444	342
Total Current Assets	57,260	53,117	54,886	49,513
Property & Equipment, Net	11,036	10,812	10,728	10,266
Intangible Assets, Net	38,776	39,616	44,173	44,315
Total Assets	$107,072	$103,545	$109,787	$104,094
Liabilities & Stockholders’ Equity
Accounts Payable	651	560	1,098	786
REPAT Tax Payable	79	79	101	85
Other Accrued Liabilities	2,897	2,604	2,249	2,815
Total Current Liabilities	$3,627	$3,243	$3,448	$3,686
Deferred Tax Liability – Intangible Assets	2,132	2,135	2,239	2,170
Long Term Lease Liability	346	356	376	385
Long Term REPAT Tax Payable	1,9 95	1,995	2,110	2,443
Deferred Income Taxes	557	528	521	426
Stockholders’ Equity	98,415	95,288	101,093	94,986
Total Liabilities & Stockholders’ Equity	$107,072	$103,545	$109,787	$104,094